Exhibit 99.1

J. Alexander’s Corporation Reports Results for Second Quarter and First Half of 2012 Fiscal Year

NASHVILLE, Tenn.--(BUSINESS WIRE)--August 6, 2012--J. Alexander’s Corporation (NASDAQ: JAX) today reported operating results for the second quarter and first half of fiscal 2012 ended July 1, 2012.

Highlights of the second quarter of 2012 compared to the second quarter of 2011 were as follows:

  Net sales increased 4.2% to $40,186,000 from $38,564,000.
  Average weekly same store sales per restaurant increased by 4.2% on a quarter-to-quarter basis.
  Restaurant operating margins(1) increased to 10.5% from 7.4%.
  Income before income taxes increased to $313,000 in the second quarter of 2012 from $47,000 in the second quarter of 2011. Excluding pre-tax charges of approximately $900,000 recorded in the second quarter of 2012 related to the Company’s evaluation of strategic alternatives, including the execution of a definitive merger agreement for the sale of the Company as previously disclosed, and to a possible contested election of directors, income before income taxes was approximately $1,213,000.
  Net income increased to $221,000, or $.04 per diluted share, from $57,000, or $.01 per share, in the second quarter of 2011. Excluding the special charges in the second quarter of 2012 noted above which on an after tax basis were approximately $780,000, net income for the quarter was approximately $1,001,000, or $.16 per diluted share.

Commenting on the second quarter of fiscal 2012, Lonnie J. Stout II, Chairman, President and CEO, said, “We are pleased to report another excellent period of solid gains in sales and net income. Once again, we achieved higher same store sales, which marked our eleventh consecutive quarter of increases. We continue to be encouraged by recent same store sales trends which we believe are due to improved economic conditions and consumer spending patterns, as well as our sustained focus on operational execution.”

J. Alexander’s Corporation posted average weekly same store sales per restaurant of $93,700 in the second quarter of 2012, an increase from $89,900 in the second quarter of 2011. The Company’s average weekly sales per restaurant for the second quarters of 2012 and 2011 were the same as the same store averages because all restaurants are currently in the same store base.

Beef prices paid by the Company during the quarter increased by approximately 11% compared to the second quarter in prior year. However, the effect of menu price increases and lower prices paid for certain other food commodities, combined with other actions by the Company to lower food costs, more than offset the effect of the higher beef prices. Cost of sales decreased to 31.6% of net sales for the second quarter of 2012 from 33.2% of net sales in the corresponding quarter of the previous year.

The Company’s average weekly guest counts on a same store basis decreased by 2.0% in the second quarter of 2012 compared to the corresponding quarter of 2011. The average guest check, including alcoholic beverage sales for the quarter, was an estimated $27.95 and increased by approximately 6.1% from the prior year’s comparable quarter. The estimated effect of menu price increases for the second quarter was approximately 4.2% compared to the second quarter of 2011.

The Company’s total labor and related costs for the second quarter of 2012 remained consistent with the same quarter of the prior year at 33.7% of net sales. The effects of higher sales generally offset additional incentive compensation expense, increased restaurant management staffing levels, and normal inflationary increases. Other restaurant operating expenses decreased to 20.6% of net sales from 21.9% of net sales. The decrease in the second quarter of 2012 was due primarily to the effect of higher net sales and reductions in certain operating expenses.

Six-Month Review

For the first six months of 2012, J. Alexander's Corporation recorded net sales of $82,897,000, up 4.5% from $79,313,000 reported in the first two quarters of 2011. The Company recorded net income of $2,642,000, or $.42 per diluted share, compared to net income of $1,119,000, or $.18 per diluted share, posted in the comparable two periods of 2011.

General and administrative expenses for the first half of 2012 included pre-tax charges, consisting primarily of legal and professional fees, associated with the evaluation of strategic alternatives for the Company and the possible contested election of directors totaling approximately $1,050,000. Excluding these charges which on an after tax basis were approximately $910,000, net income for the six-month period would have been $3,552,000, or $.57 per diluted share.

J. Alexander's Corporation’s average weekly same store sales per restaurant were $96,600 in the first six months of 2012, up 4.3% from $92,600 recorded in the first two quarters of 2011.

The Company’s average guest counts for the first six months of 2012 decreased 1.4% from the comparable six months of 2011. The average guest check, including alcoholic beverage sales, increased 5.7% to $28.04. The effect of menu price increases for the first two quarters of 2012 was approximately 4.1% compared to the same period of the prior year.

Cost of sales for the first six months of 2012 was 31.5%, a decrease from 33.1% in the comparable six month period of 2011. Restaurant labor and related costs for the first two quarters of the current year decreased to 32.9% of net sales from 33.0% of net sales in the same two periods of 2011, and other restaurant operating expenses decreased to 19.9% of net sales for the first half of 2012 compared to 21.2% for the first half of 2011. For the first six months of 2012, J. Alexander's Corporation had restaurant operating margins of 12.1%, up from 8.9% in the first two quarters of 2011.

Merger Agreement Amended; Tender Offer

On July 31, 2012, J. Alexander’s Corporation announced that it had entered into an amended and restated merger agreement with Fidelity National Financial, Inc. (NYSE: FNF) whereby FNF has agreed to make an all cash tender offer for all of the outstanding shares of common stock of the Company for $13.00 per share in cash. Under the terms of the amended merger agreement, FNF will commence a tender offer for all the outstanding shares of J. Alexander’s no later than August 6, 2012. The closing of the tender offer is conditioned on the tender of a number of J. Alexander’s shares that represents at least a majority of the total number of J. Alexander’s shares outstanding on a fully diluted basis and other customary closing conditions. Upon the completion of the tender offer, FNF will acquire all remaining shares of J. Alexander’s through a second-step merger that will result in all shares not tendered in the tender offer being converted into the right to receive $13.00 per share in cash, the same consideration per share as paid in the tender offer. The merger transaction is expected to close in the fourth quarter of 2012, assuming execution of the tender offer process and satisfaction of the conditions to closing. Neither the tender offer nor the merger is subject to a financing condition.

Fiscal 2012 Outlook

Commenting on the remainder of the current year, Stout said the Company expects continued improvement in restaurant operating performance based on results of recent quarters.

“While we are confident in our outlook,” Stout pointed out, “we continue to be mindful of certain economic factors that could have an impact on our food costs and sales during the final half of the year. We are closely monitoring food commodity costs, particularly with regard to the impact of current drought conditions across much of the United States, which could further increase beef prices as well as other food commodities,” he added.

Stout also noted that the Company may incur significant expenses during the last half of 2012 in connection with the proposed sale of the Company as well as possible activities of an activist shareholder.

About J. Alexander’s Corporation

J. Alexander’s Corporation operates 33 J. Alexander’s restaurants in thirteen states: Alabama, Arizona, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas. J. Alexander’s is an upscale, contemporary American restaurant known for its wood-fired cuisine. The Company’s menu features a wide selection of American classics, including steaks, prime rib of beef and fresh seafood, as well as a large assortment of interesting salads, sandwiches and desserts. J. Alexander’s also has a full-service bar that features an outstanding selection of wines by the glass and bottle.

J. Alexander’s Corporation is headquartered in Nashville, Tennessee.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors. These risks, uncertainties and factors include, but are not limited to, the costs and uncertainties relating to the consummation of the transactions contemplated by the definitive agreement with FNF, including uncertainties as to how many of the Company’s shareholders will tender their stock in the tender offer, the risk of shareholder litigation in connection with the transaction and any related significant costs of defense, indemnification and liability, and the possibility that various closing conditions for the transaction may not be satisfied or waived; the Company’s ability to maintain satisfactory guest count levels and maintain or increase sales and operating margins in its restaurants under varying economic conditions, which could worsen, potentially resulting in additional asset impairment charges and/or restaurant closures and charges associated therewith; the effect of higher gasoline prices or commodity prices, unemployment and other economic factors on consumer demand; increases in food input costs or product shortages and the Company’s response to them; changes in consumer spending, consumer tastes, and consumer attitudes toward nutrition and health; the potential impact of mandated food content labeling and disclosure legislation; costs that may be incurred in connection with the contested election of directors; expenses incurred if the Company is the subject of claims or litigation, including matters resulting from complaints or allegations from current, former or prospective employees, or increased governmental regulation; the impact associated with recently passed federal health care reform legislation, including the operating costs necessary to comply with applicable health care benefit requirements; the impact of tax audits conducted by the Internal Revenue Service and various state tax authorities; increases in the minimum wage the Company is required to pay; availability of qualified employees; increased cost of utilities, insurance and other restaurant operating expenses; potential fluctuations of quarterly operating results due to seasonality and other factors; the effect of hurricanes and other weather disturbances which are beyond the control of the Company; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry, which is very intense; competition by the Company’s new restaurants with its existing restaurants in the same vicinity; fluctuations in the Company’s operating results which could affect compliance with its debt covenants and ability to borrow funds; conditions in the U.S. credit markets and the availability of bank financing on acceptable terms; changes in accounting standards, which may affect the Company’s reported results of operations; and expenses the Company may incur in order to comply with changing corporate governance and public disclosure requirements of the Securities and Exchange Commission and The NASDAQ Stock Market. These as well as other factors are discussed in detail in the Company’s filings made with the Securities and Exchange Commission and other communications.

Important Information about the Tender Offer

The tender offer for the outstanding common stock of J. Alexander’s referred to in this press release has not yet commenced. This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. At the time the offer is commenced, a tender offer statement on Schedule TO (including an offer to purchase, a related letter of transmittal and other offer documents) will be filed with the SEC, and thereafter the Company will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. Shareholders of J. Alexander’s should read and consider these materials carefully when they become available because they will contain important information, including the terms and conditions of the offer. These materials will be sent free of charge to all shareholders of record of the Company when available. In addition, shareholders will be able to obtain the offer to purchase and all other related materials with respect to the tender offer when they become available free at the SEC’s website at www.sec.gov, at the Company’s web site at www.jalexanders.com or by requesting copies from the Secretary of J. Alexander’s by telephone at (615) 269-1900.

J. Alexander's Corporation and Subsidiaries Consolidated Statements of Income (Unaudited in thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	July 1	July 3	July 1	July 3
	2012	2011	2012	2011

Net sales	$40,186	$38,564	$82,897	$79,313
Costs and expenses:
Cost of sales	12,687	12,801	26,154	26,253
Restaurant labor and related costs	13,529	13,007	27,274	26,211
Depreciation and amortization of restaurant property and equipment	1,456	1,477	2,908	2,943
Other operating expenses	8,279	8,430	16,503	16,837
Total restaurant operating expenses	35,951	35,715	72,839	72,244
General and administrative expenses	3,621	2,391	6,306	4,835
Operating income	614	458	3,752	2,234
Other income (expense):
Interest expense	(393)	(419)	(796)	(843)
Other, net	92	8	114	28
Total other expense	(301)	(411)	(682)	(815)
Income (loss) before income taxes	313	47	3,070	1,419
Income tax benefit (provision)	(92)	10	(428)	(300)
Net income	$221	$57	$2,642	$1,119

Earnings per share:
Basic earnings per share	$.04	$.01	$.44	$.19
Diluted earnings per share	$.04	$.01	$.42	$.18

Weighted average number of shares:
Basic earnings per share	5,997	5,951	5,996	5,984
Diluted earnings per share	6,275	6,013	6,228	6,073

J. Alexander's Corporation and Subsidiaries Consolidated Statements of Income Percentages of Net Sales (Unaudited)

	Quarter Ended		Six Months Ended
	July 1	July 3	July 1	July 3
	2012	2011	2012	2011
Net sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	31.6	33.2	31.5	33.1
Restaurant labor and related costs	33.7	33.7	32.9	33.0
Depreciation and amortization of restaurant property and equipment	3.6	3.8	3.5	3.7
Other operating expenses	20.6	21.9	19.9	21.2
Total restaurant operating expenses	89.5	92.6	87.9	91.1
General and administrative expenses	9.0	6.2	7.6	6.1
Operating income	1.5	1.2	4.5	2.8
Other income (expense):
Interest expense	(1.0)	(1.1)	(1.0)	(1.1)
Other, net	0.2	–	0.1	–
Total other expense	(0.7)	(1.1)	(0.8)	(1.0)
Income (loss) before income taxes	0.8	0.1	3.7	1.8
Income tax benefit (provision)	(0.2)	–	(0.5)	(0.4)
Net income	0.5%	0.1%	3.2%	1.4%

Note: Certain percentage totals do not sum due to rounding.

Average Weekly Sales Information:

Average weekly sales per restaurant	$93,700	$89,900	$96,600	$92,600
Percent change	4.2%		4.3%

Same store weekly sales per restaurant	$93,700	$89,900	$96,600	$92,600
Percent change	4.2%		4.3%

J. Alexander's Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited in thousands)

	July 1	January 1
	2012	2012
ASSETS
Current Assets
Cash and cash equivalents	$12,810	$7,917
Other current assets	8,921	9,493
Total current assets	21,731	17,410

Other assets	1,891	1,797
Property and equipment, net	71,006	71,955
Deferred income taxes	152	152
Deferred Charges, net	368	416
	$95,148	$91,730

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$14,014	$13,068
Long-term debt and capital lease obligations	16,755	17,356
Other long-term liabilities	11,759	11,521
Stockholders’ equity	52,620	49,785
	$95,148	$91,730

(1)Net sales minus total restaurant operating expenses divided by net sales

CONTACT:
J. Alexander’s Corporation
R. Gregory Lewis, (615) 269-1900